As filed with the Securities and Exchange Commission on December 20, 2019

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMMUNOGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2726691
(State of Incorporation)	(I.R.S. Employer Identification Number)

830 Winter Street

Waltham, Massachusetts 02451

(781) 895-0600

(Address of Principal Executive Offices)

IMMUNOGEN, INC.
INDUCEMENT EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Craig Barrows

Executive Vice President, General Counsel and Secretary
ImmunoGen, Inc.
830 Winter Street
Waltham, Massachusetts 02451
(781) 895-0600

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock	1,500,000	$3.835	$5,752,500	$746.68

(1)                                 In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock to be offered or sold as a result of the anti-dilution provisions of the employee benefit plan described herein, including to prevent dilution resulting from any reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change.

(2)                                 Calculated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of determining the amount of the registration fee, based on the average of the high and low prices on the Nasdaq Global Select Market on December 16, 2019.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated herein by reference:

(a)                                 The Company’s annual report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 1, 2019.

(b)                                 The Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 7, 2019;

(c)                                  The Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2019, filed with the Commission on August 7, 2019;

(d)                                 The Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2019, filed with the Commission on November 5, 2019;

(e)                                  The Company’s current reports on Form 8-K filed with the Commission on January 8, 2019, March 1, 2019, May 15, 2019, June 24, 2019, June 27, 2019, August 5, 2019, September 30, 2019, November 26, 2019, December 17, 2019, and December 20, 2019;

(f)                                   Portions of the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 30, 2019, that are deemed “filed” with the Commission under the Securities Exchange Act of 1934, as amended; and

(g)                                  The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A, filed with the Commission on September 25, 1989, as amended by Amendment No. 1 thereto, filed with the Commission on November 15, 1989, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment thereto or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Craig Barrows, Executive Vice President, General Counsel and Secretary of the Company, has given his opinion on the validity of the Common Stock offered under this registration statement.  Mr. Barrows beneficially owns 963,467 shares of common stock of the Company, of which 114,967 shares are owned by Mr. Barrows, 713,500 shares may be acquired by Mr. Barrows within 60 days of December 20, 2019 through the exercise of stock options, and 135,000 are restricted shares (as to which Mr. Barrows has sole voting power, but no investment power).

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subdivision E of Part 8 of the Massachusetts Business Corporation Act (the “MBCA”) authorizes the provisions, described below, contained in our Restated Articles of Organization and amended and restated by-laws. In addition, Sections 8.30 and 8.42 of the MBCA provide that if an officer or director discharges his or her duties in good faith and with the care that a person in a like position would reasonably exercise under similar circumstances and in a manner the officer or director reasonably believes to be in the best interests of the corporation, he or she will not be liable for such action.

Article 6(d) of our Restated Articles of Organization also provides that the liability of our directors shall be limited to the fullest extent permitted by the MBCA and Section 6.6 of our amended and restated by-laws provides as follows:

Section 6.6 Indemnification of Officers, Directors and Members of Scientific Advisory Board.  The corporation shall indemnify and hold harmless each person, now or hereafter an officer or Director of the corporation, or a member of the Scientific Advisory Board, from and against any and all claims and liabilities to which he may be or become subject by reason of his being or having been an officer, Director or member of the Scientific Advisory Board of the corporation or by reason of his alleged acts or omissions as an officer, Director or member of the Scientific Advisory Board of the corporation, and shall indemnify and reimburse each such officer, Director and member of the Scientific Advisory Board against and for any and all legal and other expenses reasonably incurred by him in connection with any such claims and liabilities, actual or threatened, whether or not at or prior to the time which so indemnified, held harmless and reimbursed he has ceased to be an officer, Director or member of the Scientific Advisory Board of the corporation, except with respect to any matter as to which such officer, Director or member of the Scientific Advisory Board of the corporation shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation; provided, however, that prior to such final adjudication the corporation may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment or both appears, in the judgment of a majority of those members of the Board of Directors who are not involved in such matters, to be for the best interest of the corporation as evidenced by a resolution to that effect adopted after receipt by the corporation of a written opinion of counsel for the corporation, that, based on the facts available to such counsel, such officer, Director or member of the Scientific Advisory Board of the corporation has not been guilty of acting in a manner that would prohibit indemnification.

Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated not to be entitled to indemnification under this section.

The registrant shall similarly indemnify and hold harmless persons who serve at its express written request as directors or officers of another organization in which the corporation owns shares or of which it is a creditor.

The right of indemnification herein provided shall be in addition to and not exclusive of any other rights to which any officer, Director or member of the Scientific Advisory Board of the corporation, or any such persons who serve at its request as aforesaid, may otherwise be lawfully entitled. As used in this Section, the terms “officer,” “Director,” and “member of the Scientific Advisory Board” include their respective heirs, executors, and administrators.”

We also carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

ITEM 7.  EXEMPTION FROM REGISTRATION.

Not applicable.

ITEM 8.  EXHIBITS.

Exhibit	Description

4.1

Restated Articles of Organization (incorporated herein by reference to Exhibit 3.1 of the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the Commission on April 30, 2010 (File No. 0-17999)).

4.1(a)

Articles of Amendment (incorporated herein by reference to Exhibit 3.1 of the Company’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2012, filed with the Commission on January 30, 2013 (File no. 0-17999)).

4.1(b)

Articles of Amendment (incorporated herein by reference to Exhibit 3.1 of the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2017, filed with the Commission on August 4, 2017 (File no. 0-17999)).

4.2	Amended and Restated By-Laws (incorporated herein by reference to Exhibit 3.1 of the Company’s current report on Form 8-K, filed with the Commission on June 20, 2016 (File No. 0-17999)).

4.3

Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.2 of the Company’s registration statement on Form S-1, filed with the Commission on November 15, 1989 (File No. 33-31219)).

4.6

ImmunoGen, Inc. Inducement Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 of the Company’s current report on Form 8-K, filed with the Commission on December 20, 2019 (File No. 0-17999)).

5.1*	Opinion of General Counsel.

23.1*	Consent of Ernst & Young LLP.

23.2	Consent of General Counsel (contained in the opinion filed as Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (included in signature page to this registration statement).

99.1

Form of Stock Option Agreement under the Inducement Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 of the Company’s current report on Form 8-K, filed with the Commission on December 20, 2019 (File No. 0-17999)).

99.2

Form of Restricted Stock Unit Agreement under the Inducement Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3 of the Company’s current report on Form 8-K, filed with the Commission on December 20, 2019 (File No. 0-17999)).

*Filed herewith

ITEM 9.  UNDERTAKINGS.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however; that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934  that are incorporated by reference in this registration statement.

2.                                      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, the Commonwealth of Massachusetts on this 20th day of December, 2019.

IMMUNOGEN, INC.

By:	/s/ Mark J. Enyedy
Mark J. Enyedy
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Mark J. Enyedy and David G. Foster his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her or in his or her name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark J. Enyedy	President, Chief Executive Officer and Director	December 20, 2019
Mark J. Enyedy	(Principal Executive and Financial Officer)

/s/ David G. Foster	Vice President, Finance and Chief Accounting Officer	December 20, 2019
David G. Foster	(Principal Accounting Officer)

/s/ Stephen C. McCluski	Chairman of the Board of Directors	December 20, 2019
Stephen C. McCluski

/s/ Stuart A. Arbuckle	Director	December 20, 2019
Stuart A. Arbuckle

/s/ Mark Goldberg	Director	December 20, 2019
Mark Goldberg

/s/ Dean J. Mitchell	Director	December 20, 2019
Dean J. Mitchell

/s/ Kristine Peterson	Director	December 20, 2019
Kristine Peterson

/s/ Richard J. Wallace	Director	December 20, 2019
Richard J. Wallace